Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Hepion Pharmaceuticals, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.0001 par value per share (“Common Stock”).

Unless the context otherwise requires, all references to “we”, “us”, the “Company”, or “Hepion” in this Exhibit 4.6 refer to Hepion Pharmaceuticals, Inc.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the annual report on Form 10-K of which this Exhibit 4.6 is a part.

Authorized Capitalization

Our authorized capital stock consists of 120,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”) in one or more series. As of December 31, 2019, we had outstanding 3,760,255 shares of our Common Stock, 85,581 shares of our Series A Convertible Preferred Stock and 1,827 shares of our Series C Convertible Preferred Stock.

Transfer Agent and Registrar. The transfer agent for our Common Stock is Philadelphia Stock Transfer.

Listing. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “HEPA.”

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.